CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CF Industries Holdings, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-127422, 333-158672 and 333-195936) of CF Industries Holdings, Inc. and Form S-3 (Nos. 333-188068 and 333-188068-01) of CF Industries Holdings, Inc. and subsidiary of our report dated February 26, 2015, except as to Notes 1, 2, 5 and 9, which are as of December 15, 2015, with respect to the consolidated balance sheets of CF Industries Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the Form 8-K of the CF Industries Holdings, Inc. dated December 15, 2015.

(signed) KPMG LLP
Chicago, Illinois
December 15, 2015